First Advantage Bancorp

Reports of Independent Registered Public Accounting
Firms and Consolidated Financial Statements

Years Ended December 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
First Advantage Bancorp
Clarksville, Tennessee

We have audited the consolidated balance sheet of First Advantage Bancorp and subsidiaries (the "Company") as of December 31, 2009 and 2008, and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2009 and 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the year ended in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2009, included in the accompanying Management's Report on Internal Control over Financial Reporting and, accordingly, we do no express an opinion thereon.

Jackson, Tennessee
March 4, 2010

First Advantage Bancorp
Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	December 31,
	2009	2008
Assets
Cash and due from banks	$9,204	$7,991
Interest-bearing deposits at other banks	1,686	4,243
Federal funds sold	975	9
Cash and cash equivalents	11,865	12,243

Available-for-sale securities, at fair value	98,739	129,076
Loans held for sale	2,265	866
Loans, net of allowance for loan losses of $2,813 and $2,175 at December 31, 2009 and 2008, respectively	211,137	176,412
Premises and equipment, net	7,903	8,186
Other real estate owned	301	-
Federal Home Loan Bank stock	2,988	2,988
Accrued interest receivable	1,457	1,702
Income taxes receivable	2,529	709
Deferred tax asset	2,421	5,238
Other assets	2,619	984
Total assets	$344,224	$338,404

Liabilities and Shareholders' Equity

Liabilities
Deposits
Demand	$19,426	$15,493
Savings, checking and money market	109,706	82,163
Time certificates	87,108	89,151
Total deposits	216,240	186,807

Securities sold under agreement to repurchase	6,883	5,047
Federal Home Loan Bank advances	13,000	38,550
Borrowing with other banks	35,000	35,000
Interest payable and other liablilities	2,575	2,739
Total liabilities	273,698	268,143

Commitments and contingencies	-	-

Shareholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding at December 31, 2009 or 2008	-	-
Common stock, $0.01 par value, 50,000,000 shares authorized, 5,171,395 shares issued and 4,470,984 outstanding at December 31, 2009; 5,264,683 issued and 4,541,514 outstanding at December 31, 2008	52	53
Additional paid in capital	51,915	52,258
Common stock acquired by benefit plan:
Restricted stock	(837)	(1,043)
Unallocated common stock held by:
Employee Stock Ownership Plan trust	(3,496)	(3,778)
Benefit plans	(2,773)	(2,923)
Retained earnings	23,210	23,872
Accumulated other comprehensive income	2,455	1,822
Total shareholders' equity	70,526	70,261
Total liabilities and shareholders' equity	$344,224	$338,404

First Advantage Bancorp
Consolidated Statements of Operations
(Dollars in thousands)
	Years Ended December 31,
	2009	2008
Interest and Dividend Income
Loans	$11,371	$9,169
Investment securities	5,585	7,720
Other	276	396
Total interest and dividend income	17,232	17,285
Interest Expense
Deposits	4,518	4,754
Securities sold under agreements to repurchase and other short-term borrowings	127	162
Federal Home Loan Bank advances	418	814
Borrowings with other banks	1,304	872
Total interest expense	6,367	6,602
Net Interest Income	10,865	10,683
Provision for loan losses	868	685
Net Interest Income After Provision for Loan Losses	9,997	9,998
Non-interest Income
Customer service and other fees	1,277	1,201
Loan servicing and other fees	74	49
Net gains on sales of loan held for sale	1,213	608
Net realized gain (loss) on sales of available-for-sale securities	7	(2,656)
Other-than-temporary impairment on available-for-sale securities	(1,091)	(13,577)
Net realized gain on sales of other assets held-for-sale	-	295
Commissions on insurance and brokerage	158	292
Net loss on premises and equipment	(17)	(37)
Other	28	29
Total non-interest income	1,649	(13,796)
Non-interest Expense
Salaries and employee benefits	5,951	5,825
Net occupancy expense	635	512
Equipment expense	671	598
Data processing fees	863	784
Professional fees	424	601
Marketing expense	285	288
Office expense	328	271
Loan collection and repossession expense	19	4
Insurance expense	80	86
Mortgage loan outsourced servicing	31	38
Other	1,864	1,138
Total non-interest expense	11,151	10,145
Income (Loss) Before Income Taxes	495	(13,943)
Provision (Credit) for Income Taxes	135	(5,848)
Net Income (Loss)	$360	$(8,095)

First Advantage Bancorp
Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)
						Common	Accumulated
				Additional		Stock	Other	Total
	Common Stock		Comprehensive	Paid-in	Retained	Acquired by	Comprehensive	Stockholders'
	Shares	Amount	Income (Loss)	Capital	Earnings	Benefit Plans	Income (Loss)	Equity
Balance at January 1, 2008	5,264,683	$53		$51,596	$32,230	$(5,512)	$1,138	$79,505
Comprehensive Income, net of tax:
Net loss	-	-	$(8,095)	-	(8,095)	-	-	(8,095)
Change in unrealized appreciation of available-for-sale securities, net of tax	-	-	684	-	-	-	684	684
Total comprehensive loss	-	-	(7,411)	-	-	-	-
Dividends paid ($0.05 per common share)	-	-		-	(263)		-	(263)
Release of Employee Stock Ownership Plan (ESOP) shares	-	-	-	234	-	221	-	455
Purchase and release of restricted stock plan shares, net	-	-	-	428	-	(2,453)	-	(2,025)
Balance at December 31, 2008	5,264,683	53		52,258	23,872	(7,744)	1,822	70,261
Cumulative effect of change in accounting principle, adoption new accounting rule		-	--	-	22	-	(22)	-
Comprehensive income, net of tax:
Net income	-	-	$360	-	360	-	-	360
Change in unrealized appreciation of available-for-sale securities, net of tax	-	-	655	-	-	-	655	655
Total comprehensive loss	-	-	1,015	-	-	-	-
Treasury stock purchase/retire	(93,288)	(1)		(894)				(895)
Dividends paid ($0.05 per common share)	-	-		-	(1,044)	-	-	(1,044)
Release of Employee Stock Ownership Plan (ESOP) shares	-	-	-	207	-	283	-	490
Purchase and release of restricted stock plan shares, net	-	-	-	344	-	355	-	699
Balance at December 31, 2009	5,171,395	$52	-	$51,915	$23,210	$(7,106)	$2,455	$70,526

First Advantage Bancorp
Consolidated Statements of Cash Flows
(Dollars in thousands)
	Years Ended December 31,
	2009	2008
Operating Activities
Net income (loss)	$360	$(8,095)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	868	685
Depreciation, amortization and accretion	942	252
Deferred income taxes	2,425	(5,690)
Funding of mortgage loans held for sale	(53,801)	(30,263)
Proceeds from sales of mortgage loans held for sale	53,615	31,478
Net gains on sales of mortgage loans held for sale	(1,213)	(608)
Net realized (gain) loss on available for sale securities	(7)	2,656
Other-than-temporary impairment on available for sale securities	1,091	13,577
Net loss on sale of premises and equipment	17	37
Net gain on assets held for sale	-	(295)
Stock-based compensation	1,190	838
Federal Home Loan Bank stock dividends	-	(116)
Decrease in other assets	(867)	(475)
(Decrease) increase in other liabilities	(1,988)	487
Net cash provided by operating activities	2,632	4,468
Investing Activities
Purchases of securities available for sale	(34,872)	(111,096)
Proceeds from call/maturities and repayments of securities available-for-sale	51,992	27,484
Proceeds from sales of securities available for sale	12,800	52,388
Net increase in loans	(35,966)	(61,138)
Purchase of premises and equipment	(828)	(1,558)
Proceeds from sales of premises and equipment	3	-
Purchase of other assets held for sale	-	(159)
Proceeds from sale of other assets	-	835
Proceeds from the sale of other real estate owned	81	-
Net cash used in investing activities	(6,790)	(93,244)
Financing Activities
Net increase in demand deposits, money market, checking and savings accounts	31,476	18,047
Net decrease in time deposits	(2,043)	(1,094)
Net increase in repurchase agreements and other short-term borrowings	1,836	4,156
Proceeds from Federal Home Loan Bank advances, net	(25,550)	25,550
Proceeds from long term Federal Home Loan Bank advances	-	13,000
Proceeds from long term debt with other banks	-	35,000
Cash paid for dividends	(1,044)	(263)
Stock repurchased/retired - repurchase program	(895)	-
Stock purchased - restricted stock compensation plans	-	(2,453)
Net cash provided by financing activities	3,780	91,943
(Decrease) Increase in Cash and Cash Equivalents	(378)	3,167
Cash and Cash Equivalents, Beginning of Period	12,243	9,076
Cash and Cash Equivalents, End of Period	$11,865	$12,243

Supplemental Cash Flow Information
Interest Paid	$6,567	$5,496
Income taxes paid (net of refunds)	$(195)	$191
Other real estate owned acquired through foreclosure of real estate loans	$373	$-
Transfer of premises and equipment to assets held for sale	$532	$-

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Conversion and Change of Corporate Form

First Advantage Bancorp (the “Company”), a Tennessee corporation, was formed by First Federal Savings Bank (the “Bank”) in June 2007 to become the Bank’s stock holding company upon completion of the Bank’s conversion from the mutual to the stock form of organization (the “Conversion”).  In connection with the Conversion, which was completed on November 29, 2007, the Company issued 5,264,683 shares of common stock in a subscription offering, and raised net proceeds of $51,195.

Nature of Operations

First Advantage Bancorp (the “Company”), a Tennessee corporation, is a holding company whose principal activity is the ownership and management of its wholly owned subsidiary, First Federal Savings Bank (the “Bank”). The Bank has one inactive wholly owned subsidiary, First Financial Mortgage Corp.  The Bank is a savings bank primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Clarksville, Tennessee and surrounding areas.  The Bank is subject to the regulation of the Office of Thrift Supervision and Federal Deposit Insurance Corporation and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation

In the opinion of management, the audited consolidated financial statements include all adjustments, which consist of normal recurring accruals, necessary to present fairly the consolidated statements of financial condition as of December 31, 2009 and 2008, and the results of operations and cash flows for the years then ended.  The accounting and financial reporting policies the Company follows conform, in all material respects, to accounting principles generally accepted in the United States of America.

Certain items in prior period financial statements have been reclassified to conform to the current presentation.  The Company has evaluated subsequent events for potential recognition and/or disclosure through March 4, 2010, and has determined that no significant events occurred after December 31, 2009, but prior to the issuance of these financial statements, that would have a material impact on its consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank and its wholly owned subsidiary First Financial Mortgage Corporation (collectively referred to as the “Company”).  All significant inter-company accounts and transactions have been eliminated in consolidation.  First Financial Mortgage Corporation is an inactive subsidiary and, therefore, its operations are not material to the consolidated financial statements.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)
Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the fair value of stock-based compensation awards, the fair values of financial instruments, income taxes and other-than-temporary impairment of investments.

Cash Equivalents

The Company considers all liquid investments with maturities of three months or less to be cash equivalents.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value.  Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income. The Company does not hold any held-to-maturity securities, which would include any security for which the Company has the positive intent and ability to hold until maturity. Management determines the appropriate classification of securities at the time of purchase.  Securities with limited marketability, such as stock in the Federal Home Loan Bank, are carried at cost.

Interest income includes amortization of purchase premiums and discounts.  Realized gains and losses are derived from the amortized cost of the security sold.  Declines in fair value of available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.  Gains and losses are realized at the time consideration is received and all other criteria for sales treatment have been met.

Loans

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoffs, are reported at their outstanding principal balances and adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.  Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.  The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions.  When interest accrual is discontinued, all unpaid accrued interest is reversed.  Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due.  Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Prior to 2004, the Bank sold mortgage loans to the Government National Mortgage Association (GNMA) in the normal course of business and retained the servicing rights. The GNMA programs under which the loans were sold allowed us to repurchase individual delinquent loans that meet certain criteria from the securitized loan pool. At the Bank’s option, and without GNMA's prior authorization, the Bank may repurchase a delinquent loan for an amount equal to 100% of the remaining principal balance on the loan. Once the Bank has the unconditional ability to repurchase a delinquent loan, the Bank is deemed to have regained effective control over the loan and the Bank is required to recognize the loan on the balance sheet and record an offsetting liability, regardless of the intent to repurchase the loan. At December 31, 2009 residential real estate portfolio loans included $538 of loans available for repurchase under the GNMA optional repurchase programs with the offsetting liability recorded within other short-term borrowings.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others were $25,973 and $31,872 at December 31, 2009 and December 31, 2008, respectively.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)
Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have been incurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed through charge-off.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and represents management’s best estimate of probable losses inherent in the loan portfolio.  The allowance is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment.  Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment measurements.

Premises and Equipment

Land is carried at cost.  Building and improvements, and furniture and equipment are carried at cost, less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

Federal Home Loan Bank Stock

Federal Home Loan Bank (“FHLB”) stock is a required investment for institutions that are members of the FHLB system.  The required investment in the common stock is based on a predetermined formula.  The Bank reports its investment in the FHLB stock at cost.

Other Real Estate Owned

Other real estate owned which is acquired through, or in lieu of, foreclosure is held for sale and is initially recorded at  the lower of cost or fair value, less estimated selling cost when acquired, establishing a new cost basis.  Costs after acquisition are generally expensed.  Any changes in fair value of the asset are recorded through expense.  The valuation of other real estate owned is subjective in nature and may be adjusted in the future because of changes in economic conditions.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Securities Sold Under Agreements to Repurchase

The Company sells certain securities under agreements to repurchase.  The agreements are treated as collateralized financing transactions and the obligations to repurchase securities sold are reflected as a liability in the accompanying consolidated balance sheets.   The dollar amount of the securities underlying the agreements remains in the asset accounts.

Advertising and Marketing Expenses

Advertising and marketing costs are expensed as incurred and were $285 and $288 for the years ended December 31, 2009 and 2008, respectively.

Income Taxes

Income tax expense (benefit) is the total of the current year’s income tax due or refundable and the change in deferred tax assets and liabilities (excluding components of other comprehensive income).  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized.  Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years.  Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized.  The Company and its subsidiaries file separate income tax returns.

Employee Stock Ownership Plan (“ESOP”)

The Company accounts for its Employee Stock Ownership Plan (“ESOP”) in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (See Note 14). ESOP shares are considered to be outstanding for the computation of EPS as they are committed to be released.

Rabbi Trust

The Company established a rabbi trust to fund certain benefit plans. The Company accounts for these plans in accordance with FASB’s ASC 718 “Share-Based.” Until the plan benefits are paid, creditors may make claims against the assets if the Company becomes insolvent.

Stock-Based Compensation

The Company accounts for its stock-based compensation plans in accordance with FASB’s ASC 718 “Share-Based Payment.”  Compensation expense for stock options, non-vested stock awards and restricted stock is based on the fair value of the award on the measurement date, which, for the Company, is the date of the grant and is recognized ratably over the service period of the award.  The fair value of stock options granted is estimated using the Black-Scholes option-pricing model.  The fair value of non-vested stock awards and restricted stock is generally the market price of the Company’s stock on the date of grant.

Comprehensive Income

Comprehensive income includes all changes in shareholders’ equity during a period, except those resulting from transactions with shareholders.  Besides net income, other components of the Company’s comprehensive income include after tax effect of changes in the net unrealized gain/loss on securities available for sale.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Bank Owned Life Insurance

The Company has purchased single-premium life insurance policies on certain former directors of the Company.  The net cash surrender value of those polices is classified in other assets.  Changes in the value of the insurance policies are classified in non-interest income.

Fair Value Measurements

FASB’s ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  In general, fair values of financial instruments are based upon quoted market prices, where available.  If such quoted market prices are not available, fair value is primarily determined by matrix pricing, and in some cases, fair value is determined by an independent third party.  Valuation adjustments may be made to ensure that financial statements are recorded at fair value.  These adjustments may include amounts to reflect counterparty credit quality as well as unobservable parameters.  Any such valuation adjustments are applied consistently over time.

Earnings Per Common Share

Basic earnings per share (“EPS”) is calculated by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted EPS is computed in a manner similar to that of basic EPS except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents (such as stock options and unvested restricted stock) were vested during the period. The weighted average  common shares outstanding equals the gross number of common shares issued less unallocated shares held by the  First Federal Savings Bank Employee Stock Ownership Plan (“ESOP”), nonvested restricted stock awards under the Company’s 2007 Deferred Compensation Plan and nonvested restricted stock awards under the Company’s 2008 Equity Incentive Plan.  Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares to be issued include any restricted shares authorized under the Company’s 2007 Deferred Compensation Plan and the 2008 Equity Incentive Plan.  Unallocated common shares held by the ESOP are shown as a reduction in stockholders’ equity and are included in the weighted-average number of common shares outstanding for diluted EPS calculations as they are committed to be released.

At December 31, 2008, there were 569,802 potentially dilutive shares; however, because the Company recorded a net loss for the year ended December 31, 2008, all potentially dilutive shares were anti-dilutive and basic and diluted loss per share were the same as basic loss per share in that period.

Recently Issued Accounting Standards

In June 2009, the FASB issued Statement of Financial Accounting Standards (“Statement”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“Statement No. 168”). Statement No. 168 replaces FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles”.  Statement No. 168 defines the new hierarchy for U.S. GAAP and establishes the FASB Codification as the sole source for all authoritative accounting guidance. The FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. In addition, the FASB will not consider Accounting Standards Updates as authoritative in their own right; rather, Accounting Standards Updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification.  The Codification is effective for interim and annual periods ending after September 15, 2009.  The adoption of the Codification did not have a material impact on the Company’s financial statements.

In December 2008, the FASB issued authoritative guidance codified in ASC 715, “Compensation - Retirement Benefits.”  This update requires further disclosures about the fair value measurements of an employer’s benefit plan assets, including disclosures about the following:  how investment allocation decisions are made, including the factors material to an understanding of investment policies and strategies; major categories of plan assets; information about inputs and valuation techniques, including the fair value hierarchy classifications, as defined by ASC 820, “Fair Value Measurements and Disclosures,” of the major categories of plan assets; the effect of fair value measurements using significant unobservable inputs (Level 3 inputs) on changes in plan assets; and significant concentrations of risk within plan assets. This update is effective for fiscal years beginning on or after December 15, 2009, with early adoption permitted.  The Company is currently in the process of evaluating the impact of adopting this update on its financial statements.

In January 2009, the FASB issued authoritative guidance codified in ASC 325, “Investments – Other,” which amends the existing guidance to achieve a more consistent determination of whether an other-than-temporary impairment has occurred. This update also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements.  This update was effective for interim and annual reporting periods ending after December 15, 2008, and was to be applied prospectively.  Retroactive application was not permitted. The Company adopted this update on December 31, 2008, with no material impact on its financial statements.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

In April 2009, the FASB issued authoritative guidance codified in ASC 805, “Business Combinations.” This update amends and clarifies existing guidance to address the initial recognition and measurement of an asset acquired or a liability assumed in a business combination that arises from a contingency provided the asset or liability's fair value on the date of acquisition can be determined. When the fair value, at the acquisition date, of an asset acquired or liability assumed cannot be determined, this update requires using the guidance under ASC 450, “Contingencies”.  This update is effective for assets or liabilities arising from contingencies in business combinations that occur following the start of the first annual reporting period beginning on or after December 15, 2008.  The adoption of this update will impact the Company’s accounting for and reporting of acquisitions completed after January 1, 2009.

In April 2009, the FASB issued authoritative guidance codified in ASC 820, “Fair Value Measurements and Disclosures.” This update relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the objective of fair value measurement: to reflect how much an asset or liability would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The Company adopted this update as of June 30, 2009 with no material impact on its financial statements.

In April 2009, the FASB issued authoritative guidance codified in ASC 320, “Investments – Debt and Equity Securities.” This update is intended to bring greater consistency to the timing of impairment recognition and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. This update also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses.  The adoption of this update did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued authoritative guidance codified in ASC 825, “Financial Instruments.” (Staff Position No. 107-1 and Accounting Principles Board Opinion No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments”). This update amends existing authoritative accounting literature to require quantitative and qualitative disclosures about fair value of financial instruments for both annual and interim reporting periods of publicly traded companies.  This update is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted. The adoption this update did not have a material impact on the Company’s consolidated financial statements.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

In May 2009, the FASB issued authoritative guidance codified in ASC 855, “Subsequent Events.” The objective of this update is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  This update sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  This update was effective for the Company beginning with its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.  The adoption of this update had no material impact on the Company’s financial statements.

In August 2009, the FASB issued Accounting Standards Update 2009-05 “Measuring Liabilities at Fair Value” (“ASU 2009-05”). ASU 2009-05 provides further guidance on how to measure the fair value of a liability. This update provides clarification that in circumstances in which a quoted price in an active market for an identical liability is not available, an entity is required to measure fair value using a valuation technique that uses the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique that is consistent with the principles of ASC 820, “Fair Value Measurements and Disclosures”.  This update is effective for the first reporting period beginning on or after the date of issuance of the update, which was August 26, 2009.  The Company does not expect the adoption of this update will have a material impact on its financial statements.

Note 2:	Earnings Per Common Share

The following table presents the calculation of basic and diluted earnings per common share.

	Year Ended December 31,
	2009	2008

Net income (loss)	$360	$(8,095)

Weighted-average shares - Basic EPS	4,508,033	4,691,863
Weighted-average restricted shares -
2007 Deferred Compensation Plan	32,574	-
2008 Equity Incentive Plan	7,582	-
Weighted-average shares -
ESOP committed to be released - diluted EPS	24,018	-
Weighted-average shares - Diluted EPS	4,572,207	4,691,863
Basic earnings (loss) per common share	$0.08	$(1.73)
Diluted earnings (loss) per common share	$0.08	$(1.73)

Note 3:	Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposits for certain correspondent relationships.  The reserve required at December 31, 2009 and 2008, was $2,717 and $258, respectively.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Note 4:	Securities

The amortized cost and approximate fair values of securities as of December 31, 2009 and 2008 are summarized below:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
December 31, 2009
U.S. Treasury	$4,765	$1,296	$-	$6,061
U.S. Government agencies	13,879	509	(90)	14,298
Mortgage-backed securities	62,825	2,337	(76)	65,086
Collateralized mortgage obligations	4,795	-	(85)	4,710
State and political subdivisions	8,466	178	(90)	8,554
Corporate debt securities	30	-	-	30
Total	$94,760	$4,320	$(341)	$98,739

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
December 31, 2008
U.S. Treasury	$4,798	$1,766	$-	$6,564
U.S. Government agencies	30,484	215	(12)	30,687
Mortgage-backed securities	79,765	1,779	(34)	81,510
Collateralized mortgage obligations	2,376	-	(12)	2,364
State and political subdivisions	7,631	22	(259)	7,394
Corporate debt securities	1,069	-	(512)	557
Total	$126,123	$3,782	$(829)	$129,076

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

The mortgage-backed securities are backed by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal National Mortgage Association (“Fannie Mae”) and Government National Mortgage Association (“GNMA”).  None of the mortgage-backed securities are privately issued.

Collateralized mortgage obligations (“CMOs”) are mortgage derivatives and the CMOs owned by the Bank are classified as “low risk” under regulatory guidelines.  CMOs are subject to the effects of interest rate risk.  The Bank does not purchase CMOs at any significant premium over par value to limit certain prepayment risks.

The amortized cost and fair value of securities at December 31, 2009 and 2008, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2009		December 31, 2008
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Within one year	$-	$-	$-	$-
One to five years	-	-	-	-
Five to 10 years	9,915	11,308	21,141	16,326
After 10 years	22,020	22,345	25,217	31,240
	31,935	33,653	46,358	47,566
Mortgage-backed securities	62,825	65,086	79,765	81,510
Total	$94,760	$98,739	$126,123	$129,076

The carrying value of securities pledged as collateral to secure public deposits, borrowings and for other purposes, was $80,045 at December 31, 2009, and $115,283 at December 31, 2008.

Gross gains of $7 and $502 and gross losses of -0- and $3,158 resulting from sales of securities were realized for the years ended December 31, 2009 and 2008, respectively.

Declines in fair value of available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Based on an evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value of the Company’s U.S. Government agencies, mortgage-backed securities, state and political subdivisions and collateralized mortgage obligation investments are temporary.

The Company engaged an independent consulting firm to assist in the valuation of its investment in pooled trust preferred securities as of December 31, 2009.  The market for pooled trust preferred securities continues to be non-existent with no new issuances in 2008 or 2009.  Very few trades of pooled trust preferred securities have occurred in 2009.  Based on these trends, management determined that there is an inactive and inefficient market in pooled trust preferred securities which has contributed to the depressed pricing for these investments.  After careful analysis, management determined that it will not likely retain its investment in the pooled trust preferred securities for a period of time sufficient to allow for recovery in fair value.  Therefore, during the fourth quarter of 2009, the Company recognized non-cash other-than-temporary impairment charges of $1,091 on its investment in pooled trust preferred securities which reduced the Company’s book value on the securities to approximately $30.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

During the third quarter of 2008, the Company recognized $13,577 of other-than-temporarily impairment charges, which consisted of $9,774 related to investment grade perpetual callable preferred securities issued by Freddie Mac and Fannie Mae, and $3,803 related to investments in pooled trust preferred securities.

The Company liquidated all of its Fannie Mae and Freddie Mac perpetual preferred securities holdings during the third and fourth quarters of 2008, which resulted in realized losses of $3,158.  At December 31, 2009 and 2008 the Company did not hold any investments in Fannie Mae and Freddie Mac perpetual preferred securities.

The Company continuously assesses individual securities as part of its ongoing portfolio management, including the identification of other-than-temporary declines in fair value.  The other-than-temporary assessment includes reviewing the extent and duration of declines in fair values of investments, the seniority and duration of the securities, historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings and macro-economic changes, including government policy initiatives.

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2009 and 2008, was $17,223 and $16,335, respectively, which was approximately 17.4% and 12.7%, respectively, of the Bank’s available-for-sale investment portfolio at those dates.

As of December 31, 2009, with the exception of the above mentioned investment in pooled trust preferred securities, management does not have the intent to sell any of the securities classified as available for sale in the table below and believes that it is more likely than not that the Company will not have to sell any such securities before recovery of fair value.  The unrealized losses are largely due to increases in market interest rates over yields available at the time the underlying securities were purchased.  The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline.  Management does not believe any of the securities are impaired due to reasons of credit quality.  Accordingly, as of December 31, 2009, management believes the impairments detailed in the table below are temporary and no other-than-temporary impairment should be recorded in the Company’s consolidated financial statements.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

The following table shows the gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008:

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

U. S. Government agencies	$4,910	$(90)	$-	$-	$4,910	$(90)
Collaterized mortgage obligations	4,710	(85)	-	-	4,710	(85)
Mortgage-backed securities	5,975	(76)	-	-	5,975	(76)
State and political subdivisions	1,083	(21)	545	(69)	1,628	(90)
Corporate debt securities	-	-	-	-	-	-
Total	$16,678	$(272)	$545	$(69)	$17,223	$(341)

	December 31, 2008
	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

U. S. Government agencies	$3,922	$(12)	$-	$-	$3,922	$(12)
Collaterized mortgage obligations	2,365	(12)	-	-	2,365	(12)
Mortgage-backed securities	4,014	(34)	-	-	4,014	(34)
State and political subdivisions	5,468	(258)	-	-	5,468	(258)
Corporate debt securities	-	-	566	(512)	566	(512)
Total	$15,769	$(316)	$566	$(512)	$16,335	$(828)

Note 5:	Loans and Allowance for Loan Losses

	December 31,
	2009	2008
Real estate
One-to-four family residential	$44,582	$38,210
Multi-family residential	13,695	10,816
Construction	16,940	18,829
Nonresidential real estate	63,910	54,375
Nonresidential construction	9,941	5,410
Land	20,849	14,216
Consumer and other (including home equity loans)	19,870	16,716
Commercial	24,069	20,105
Overdrafts	21	36
Total loans	213,877	178,713
Less:
Allowance for loan losses	2,813	2,175
Net deferred loan costs	73	(126)
Net loans	$211,137	$176,412

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Activity in the allowance for loan losses was as follows:

	December 31,
	2009	2008
Balance, beginning of year	$2,175	$1,510
Provision for loan losses	868	685
Losses charged off, net of recoveries, of $32 and $69 for 2009 and 2008, respectively	(230)	(20)
Balance, end of year	$2,813	$2,175

Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations, which typically occurs when principal and interest payments are 90 days past due.  At December 31, 2009 and 2008, non-accruing loans were $1,403 and $830, respectively.  Had non-accrual loans performed in accordance with their original contract terms, the Company would have recognized additional interest income, net of tax, of approximately $20 in 2009 and $19 in 2008.

Impaired loans totaled $948 at December 31, 2009 and primarily consisted of one-to-four family residential loans.  There were no loans classified as impaired as of December 31, 2008.  Interest of $21 and $22 was recognized on average impaired loans of $951 and $245 for the years ended December 31, 2009 and 2008, respectively.  No interest was recognized on impaired loans on a cash basis during the years ended December 31, 2009 and 2008, respectively.

Note 6:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, were as follows:

		December 31,
	Estimated Useful Lives	2009	2008

Land and land improvements	7 to 15 years	$2,623	$3,010
Buildings and improvements	7 to 40 years	4,770	4,730
Furniture, fixtures and equipment	3 to 10 years	3,561	3,173
Construction in progress		18	601
		10,972	11,514
Less accumulated depreciation and amortization		3,069	3,328
Net premises and equipment		$7,903	$8,186

Note 7:	Other Assets Held for Sale

At December 31, 2009 other assets held for sale totaled $532 and consisted of two former branch locations.  During July 2009 the Bank closed its downtown drive-thru location and during February 2009 the new St. Bethlehem Branch opened and the former location was closed concurrently.  Both properties were measured for impairment at the time of their respective closing and reclassified to other assets held for sale.  The Bank ceased recording depreciation on both properties on their respective reclassification dates.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Note 8:	Deposits

Year-end deposits were as follows:

	December 31,
	2009	2008
Non-interest bearing demand deposits	$19,426	$15,493
Interest bearing deposits:
Savings	36,581	18,683
Checking	55,895	45,401
Money market	17,230	18,079
Certificats of deposit	87,108	89,151
Total interest bearing deposits	196,814	171,314

Total deposits	$216,240	$186,807

Presented below is a summary of interest expense by each significant category of deposits:

	December 31,
	2009	2008
NOW	$866	$446
Money market	238	408
Savings	411	377
Time deposits	3,003	3,523
Total interest expense	$4,518	$4,754

At December 31, 2009, the scheduled maturities of certificates of deposit were as follows:

2010	$68,406
2011	14,880
2012	3,496
2013	220
2014	106
$87,108

Scheduled maturities of time deposits in amounts of $100,000 or more, at December 31, 2009, were as follows:

Due within three months or less	$10,478
Due after three months and within six months	5,014
Due after six months and within twelve months	11,883
Due after twelve months	6,742
$34,117

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Note 9:	Borrowed Funds

Short- term borrowings.  Short-term borrowings consist of Federal Home Loan Bank (“FHLB”) overnight advances and federal funds purchased are short-term borrowings that typically mature within one to ninety days and reprice daily.  There were no federal funds purchased at December 31, 2009 or 2008.  Securities sold under agreements to repurchase consist of customer funds that are invested overnight in mortgage-related securities.   The following table shows the distribution of short-term borrowings, the weighted average interest rates thereon and the maximum month-end balance at the end of each of the last two years.

Short-term borrowings

FHLB Short Term Advances	December 31, 2009	December 31, 2008
Balance at Year End	$-	$25,550
Weighted Avg Rate at Year End	-	0.34%
Average Balance During the Year	13,855	22,655
Weighted Avg Rate During the Year	0.21%	1.94%
Maximum month-end Balance	20,000	34,605

Fed Funds Purchased
Balance at Year End	$-	$-
Weighted Avg Rate at Year End	-	-
Average Balance During the Year	177	234
Weighted Avg Rate During the Year	0.67%	2.72%
Maximum month-end Balance	225	15

Securities Sold Under Agreements to Repurchase
Balance at Year End	$6,883	$5,047
Weighted Avg Rate at Year End	2.01%	3.63%
Average Balance During the Year	6,297	4,563
Weighted Avg Rate During the Year	1.99%	3.40%
Maximum month-end Balance	7,876	6,826

Other short-term borrowings include our liability related to mortgage loans available for repurchase under GNMA optional repurchase programs.

Federal Home Loan Bank Long Term Borrowings.  The Bank had fixed rate putable advances maturing on January 14, 2015 in the amount of $13,000, putable on January 14, 2010 and annually thereafter, with a weighted average rate of 2.99%.  Pursuant to collateral agreements with the FHLB, non-repurchase advances, and other overnight facilities which the Bank utilizes, are secured by qualifying first mortgage loans, commercial real estate, FHLB stock and interest-bearing demand deposits with the FHLB.  There were no outstanding FHLB repurchase advances as of December 31, 2009.

Structured Repurchase Agreements.  In a leverage strategy, on April 30, 2008, the Bank entered into two balance sheet leverage transactions whereby it borrowed a total of $35,000 in multiple rate repurchase agreements with an initial average cost of 3.67% and invested the proceeds in U. S. Agency pass-through Mortgage Backed Securities (the “Securities”), which were pledged as collateral.  The Bank secured the borrowed funds by Securities valued at 116% of the outstanding principal balance of the borrowings.  The borrowings have original maturity dates ranging from four to ten years, with a weighted average maturity of 6.9 years and certain borrowings have a call option starting with periods ranging from two to three years after origination and are continuously callable after the initial call date.  During the loan term, any collateral that is subject to maturity or call is replaced with other U. S. Agency instruments approved by the lender.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

A summary of the material terms of each agreement is set forth below.

Four Year Liability Side Structured Repurchase Agreement. The Bank agreed to transfer approximately $10,900 of U. S. Agency pass-through Mortgage Backed Securities as collateral for a $10,000 repurchase facility, bearing interest at  market rates.  The termination for the repurchase facility is April 30, 2012.

Ten Year Non-Putable Three Year Liability Side Structured Repurchase Agreement.  The Bank agreed to transfer approximately $11,800 of U. S. Agency pass-through Mortgage Backed Securities as collateral for a $10,000 repurchase facility, bearing interest at market rates.  The termination for the repurchase facility is April 30, 2018, subject to early cancellation.

Ten Year Non-Putable Two Year Liability Side Structured Repurchase Agreement.  The Bank agreed to transfer approximately $5,900 of U. S. Agency pass-through Mortgage Backed Securities as collateral for a $5,000 repurchase facility, bearing interest at market rates.  The termination for the repurchase facility is April 30, 2018, subject to early cancellation.

Five Year Non-Putable Three Year Bermudan Structured Repurchase Agreement.  The Bank agreed to transfer approximately $11,800 of U. S. Agency pass-through Mortgage Backed Securities as collateral for a $10,000 repurchase facility, bearing interest at market rates.  The termination for the repurchase facility is April 30, 2013, subject to early cancellation.

Term Repurchase Agreements:
Repurchase agreement - rate 3.28%, due April 30, 2018, callable after April 30, 2011	$10,000
Repurchase agreement - rate 2.96%, due April 30, 2018, callable after April 30, 2010	5,000
Structured repurchase agreement - rate 3.71%, due April 30, 2013, callable after April 30, 2011, with embedded interest cap at LIBOR of 3.50% starting April 30, 2010	10,000
Structured repurchase agreement - rate 4.39%, due April 30, 2012, with embedded interest cap at LIBOR of 3.50% starting April 30, 2010	10,000
$35,000

Note 10:	Income Taxes

The Company files federal and Tennessee state income tax returns. With a few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2006.

In accordance with FASB ASC 740, “Income Taxes” the Company has recorded the following changes in liabilities recorded for uncertain tax positions:

Balance at January 1, 2009	$106
Additions based on tax positions related to the current year	-
Additions for tax positions of prior years	-
Reductions for tax positions of prior years	(38)
Settlements	-
Balance at December 31, 2009	$68

Income tax expense (benefit) consists of the following:

	December 31,
	2009	2008
Current income taxes	$(2,290)	$(158)
Deferred income taxes	2,425	(5,690)
Income tax expense (benefit)	$135	$(5,848)

A reconciliation of income tax expense at the statutory rate to the Bank’s actual income tax expense is shown below:

	December 31,
	2009		2008
	Dollars	%	Dollars	%
Computed at the statutory rate (34%)	$168	34.00%	$(4,741)	(34.00	) %
Increase (decrease) resulting from
State income taxes, net of federal effect	23	4.62	(598)	(4.29)
Tax-exempt interest income, net	(81)	(16.35)	(109)	(0.05)
Reduction of FIN 48 reserve	(39)	(7.82)	(251)	(1.80)
Other	64	12.78	(149)	(1.79)
Income tax expense (benefit)	$135	27.23%	$(5,848)	(41.93	) %

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	December 31,
	2009	2008
Deferred tax assets
Allowance for loan losses	$ 1,053	$ 840
Deferred compensation	1,005	663
Net operating loss carryforward	899	4,040
Other-than-temporary impairment	1,874	1,456
Other	361	438
	5,192	7,437
Deferred tax liabilities
FHLB dividends	(953)	(938)
Unrealized gains on available-for-sale securities	(1,523)	(1,131)
Depreciation	(295)	(130)
	(2,771)	(2,199)
Net deferred tax asset	$ 2,421	$ 5,238

No valuation allowance for deferred tax assets was recorded at December 31, 2009 and 2008 as management believes it is more likely than not that all of the deferred tax assets will be realized through either recoverable taxes paid in prior years or off-set of future earnings.

Retained earnings at December 31, 2009 and 2008 includes approximately $3,633 of which no provision for federal income taxes has been made.  This amount represents the tax bad debt reserve at December 31, 1987, defined as the base year reserve, which pursuant to the Tax Reform Act of 1986 was not required to be recaptured into taxable income.  If this portion of retained earnings is used in the future for any other purpose than to absorb bad debts, the amount used will be added to future taxable income. The deferred tax liability on the above amount at December 31, 2009 and 2008, if recorded, would be approximately $1,224.

As of December 31, 2009, the Company had federal and state net operating loss carry-forwards available to offset future taxable income.  The net operating losses begin to expire in 2023 if not utilized.  On November 9, 2009, the Worker, Homeownership and Business Assistance Act was signed into law.  This act extended a five year net operating loss carryback that had previously been available to only small businesses.  The Company has filed the appropriate return with the Internal Revenue Service to carryback a federal 2008 net operating loss to 2005 resulting in the recognition of a current tax benefit of $2,290.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Note 11:	Other Comprehensive Income (Loss)

Total comprehensive income (loss) is reported in the accompanying statements of changes in shareholders’ equity.  Information related to net other comprehensive income (loss) is as follows:

	December 31,
	2009	2008

Net income (loss)	$360	$(8,095)

Unrealized gains (losses) on available-for-sale securities	1,068	(1,534)
Less reclassification adjustment for realized gains (losses) included in income	(7)	2,656
Other comprehensive gains (losses), before tax effect	1,061	1,122
Tax benefit	406	438
Other comprehensive income	655	684
Comprehensive income (loss)	$1,015	$(7,411)

Note 12:	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Bank is subject to certain regulations on the amount of dividends it may declare without the prior approval of the Office of Thrift Supervision, its primary federal regulator.  Under these regulations, the amount of dividends that may be paid in any year is limited to that year's net profits, as defined, combined with the retained net profits of the preceding two years, less dividends declared during those periods.  As of January 1, 2010, due to the net loss of the Bank for the years ended December 31, 2008 and 2007, the Bank would not have ability to pay dividends to the Company, without regulatory approval.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below).  Management believes, as of December 31, 2009 and 2008, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2009 and 2008, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

The Bank’s actual capital amounts and ratios are presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2009
Total risk-based capital	$46,792	19.87%	$18,842	8.00%	$23,553	10.00
(to risk-weighted assets)
Tier I capital	44,681	18.96	9,421	4.00	14,132	6.00
(to risk-weighted assets)
Tier I capital	44,681	13.08	13,665	4.00	17,081	5.00
(to adjusted total assets)
Tangible capital	44,681	13.08	5,124	1.50	N/A	N/A
(to adjusted tangible assets)

As of December 31, 2008
Total risk-based capital	$45,293	22.49%	$16,113	8.00%	$20,141	10.00
(to risk-weighted assets)
Tier I capital	43,118	21.41	8,056	4.00	12,084	6.00
(to risk-weighted assets)
Tier I capital	43,118	12.86	13,407	4.00	16,758	5.00
(to adjusted total assets)
Tangible capital	43,118	12.86	5,028	1.50	N/A	N/A
(to adjusted tangible assets)

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Below is a reconciliation of GAAP and regulatory capital amounts:

	December 31,
	2009	2008

Total equity per the Bank financial statements	$47,136	$44,940
Unrealized gains on available-for-sale securities included in accumulated other comprehensive income	(2,455)	(1,822)
Tier 1 capital	44,681	43,118
Allowance for loan losses includable in Tier 2 capital	2,673	2,175
Equity investments and other assets required to be deducted	(562)	-
Total risk-based capital	$46,792	$45,293

Note 13:	Related-Party Transactions

At December 31, 2009 and 2008, the Bank had loans outstanding to executive officers, directors and their related interests (related parties), in the amount of $9,103 and $8,330, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

	December 31,
	2009	2008
Beginning balance	$8,330	$6,529
New loans and advances	4,667	4,452
Repayments	(3,894)	(2,651)
Ending balance	$9,103	$8,330

Excluding the holding company demand deposit account, deposits from related parties held by the Bank, at December 31, 2009 and 2008, totaled $3,934 and $3,264, respectively.

Note 14:	Employee Benefits

First Federal Savings Bank 401(k) and Profit Sharing Plan

The Bank has a retirement savings 401(k) and profit-sharing plan covering substantially all employees.  Employees may contribute up to 100% of their compensation, up to allowable limits, with the Bank matching up to three percent on a discretionary basis (no required contributions) based on profitability and other factors.  Participants are fully vested in any deferrals and vest in any employer contributions at a rate of 20% per year of service, with full vesting after five years of service.  Employer contributions charged to expense for the years ended December 31, 2009 and 2008, were $125 and $127, respectively.  The plan was established in 2005.

First Federal Savings Bank Deferred Compensation Plans

The Bank has a nonqualified deferred compensation agreement with certain retired directors.  The agreement provides monthly payments of $6 through 2011 and $5 for 2012.  The charge to expense related to the agreement was $2 and $28 for the years ended December 31, 2009 and 2008, respectively.  Deferred compensation payable under this agreement totaled $209 and $283 as of December 31, 2009 and 2008, respectively.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

1998 Nonqualified Deferred Compensation Plan

The Bank has a nonqualified deferred compensation plan for certain active and retired directors and certain retired and active officers.  The agreement allowed the deferral of certain compensation to the plan.  Interest accrues on the deferred amounts at a rate tied to the rate paid by the Bank on one year certificate accounts at the beginning of each plan year.  Participants must elect the term over which to receive payments prior to the year the compensation would have been earned.  During the initial public offering, employees were given a one-time option to move from the 1998 Nonqualified Deferred Compensation Plan to the new Nonqualified Deferred Compensation Plan.  The charge to expense for the agreement was $14 and $25 for the years ended December 31, 2009 and 2008, respectively.  Deferred compensation payable for this plan totaled $569 and $687 as of December 31, 2009 and 2008, respectively.

2007 Deferred Incentive Plan

On January 1, 2007, the Bank implemented a nonqualified deferred compensation agreement with certain executive officers, senior management and other key employees.  The agreement provides the Bank will make contributions to the plan that will vest over a three to five year period.  During the initial public offering employees were given a one time option to move from the 2007 Deferred Incentive Plan to the new Nonqualified Deferred Compensation Plan.  All employees elected to participate in the stock plan.  The deferred incentive plan had no participants during the years ended December 31, 2009 and 2008.

Nonqualified Deferred Compensation Plan

Effective October 1, 2007, the Bank implemented a deferral plan with certain directors, executive officers, senior management and other key employees.  The plan allowed identified participants the option to convert other cash based deferred compensation plan awards to the new Nonqualified Deferred Compensation Plan and to purchase stock during the initial public offering.  Amounts transferred into the new Nonqualified Deferred Compensation Plan from the Bank’s other deferred compensation plans, which were approximately $1,500, were used by the plan to purchase shares of the Company’s stock from its initial public offering.  The provision of the conversion was a one time event for previous plans.  Additionally directors can elect to contribute fees earned to the plan.  The charge to expense for this plan was $238 and $268 for 2009 and 2008, respectively.  Restricted stock recorded as a contra equity account was $1,708 and $1,601 as of December 31, 2009 and 2008, respectively, of which $837 and $352 was earned by participants as of December 31, 2009 and 2008, respectively.

	Number of Shares	Weighted-Average Grant Date Fair Value
Non-vested restricted stock as of January 1, 2008	134,146	$-
Purchased	7,980	10.00
Vested	7,323	-
Forfeited	-	-
Non-vested restricted stock as of December 31, 2008	134,803	10.00
Purchased	10,490	10.07
Vested	58,363	-
Forfeited	-	-
Non-vested restricted stock as of December 31, 2009	86,930	$10.07

Total unrecognized compensation cost related to nonvested compensation arrangements purchased under the Plan was $516 and $805 as of December 31, 2009 and 2008, respectively.  That cost is expected to be recognized over a weighted-average period of two years.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

The Nonqualified Deferred Compensation Plan provides for fixed payments or a lump sum payment in shares of common stock of the Company after termination from service as defined under Section 409A of the Internal Revenue Code.  The common stock purchased for this Nonqualified Deferred Compensation Plan is maintained in a Rabbi Trust (“Trust”), on behalf of the participants.  The assets of the Trust are subject to the claims of general creditors of the Company.  Dividends payable on the common stock held by the Trust are reinvested in additional shares of common stock of the Company and held in the Trust for the benefit of the participants.  Since the Nonqualified Deferred Compensation Plan does not provide for diversification of the Trust’s assets and can only be settled with a fixed number of shares of the Company’s common stock, the deferred compensation obligation is classified as a component of shareholders’ equity.  Subsequent changes in the fair value of common stock are not reflected in earnings or shareholders’ equity of the Company.  The obligations of the Company under the Nonqualified Deferred Compensation Plan, and the shares held by the Trust, have no effect on net income.

Employee Stock Ownership Plan (ESOP)

The Company sponsors a leveraged ESOP that covers substantially all employees who meet certain age and eligibility requirements.  As part of the initial public offering the ESOP purchased 421,174 shares, or approximately 8% of the 5,264,683 shares issued in the offering with the proceeds of a 20-year loan from the Company which is payable in annual installments and bears interest at a rate of 7.5% per annum.

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan.  The loan is secured by the unallocated shares, which are held in a suspense account, and are allocated among the participants as the loan is repaid.  Cash dividends paid on allocated shares are distributed to the participants and cash dividends paid on unallocated shares are used to repay the outstanding debt of the ESOP.

ESOP shares are held by the plan trustee in a suspense account until allocated to participant accounts.  Shares released from the suspense account are allocated to participants on the basis of their relative compensation in the year of allocation.  Participants become vested in the allocated shares over a period not to exceed six years.  Any forfeited shares are allocated to other participants in the same proportion as contributions.  At December 31, 2009, the ESOP held 42,843 shares allocated and 26,055 shares committed to be allocated.   The Bank is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement.

As ESOP shares are earned by the participants, the Company recognizes compensation expense equal to the fair value of the earned ESOP shares.  Total compensation expense for the years ended December 31, 2009 and 2008 was $207 and $244, respectively.  The ESOP shares as of December 31, 2009 and 2008 were as follows:

	2009	2008
Allocated shares	43,321	21,059
Repurchased shares of beneficiaries	478	49
Shares released for allocation	-	-
Shares committed to be allocated	26,055	22,311
Unreleased shares	351,749	377,804
Total ESOP shares	420,647	421,125

Fair value of unreleased shares at December 31	$3,553	$3,872

2008 Equity Incentive Plan

The First Advantage Bancorp 2008 Equity Incentive Plan (“the 2008 Plan”) was approved by the Company’s stockholders at the annual meeting of stockholders held on June 11, 2008.  Under the terms of the 2008 Plan, the Company may grant stock awards and stock options to its employees, officers and directors.  The purpose of the 2008 Plan is to promote the success of the Company by linking the personal interests of its employees, officers and directors to the interests of the Company’s shareholders, and by providing participants with an incentive for remarkable performance.  All of the Company’s employees, officers and directors are eligible to participate in the 2008 Plan.  A committee appointed by the Board of Directors of the Company (which consists of at least two disinterested directors) (the “Committee”) serves as administrator of the 2008 Plan.  The Committee has sole authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions of awards; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2008 Plan; and make all other decisions and determinations that may be required under the 2008 Plan.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Under the terms of the 2008 Plan, the Company granted shares of common stock in the form of restricted stock and options to its directors, officers and employees on August 11, 2008 and November 12, 2008.

The restricted common stock awards vest at a rate of 20% per year from the date of grant.  The fair market value of the stock awards, based on the market price at the date of grant, is recorded as recorded as a contra equity account.

Both incentive stock options and non-qualified stock options were granted under the Plan.  The exercise price for each option was equal to the market price of the Company’s stock on the date of grant and the maximum term of each option is ten years.  The vesting period for all options is five years from the date of grant.  The Company recognizes compensation expense over the vesting period, based on the grant-date fair value of the options granted.  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model.

A summary of the activity in the 2008 Plan as of December 31, 2009, is presented in the following table:

		Non-Vested Stock		Stock Options
		Awards Outstanding		Outstanding
			Weighted-		Weighted-
	Shares		Average		Average
	Available	Number	Grant-Date	Number	Exercise
	for Grant	of Shares	Fair Value	of Shares	Price
Balance, December 31, 2008	9,131	210,587	10.29	517,337	10.29
Granted	-	-	-	-	-
Stock options exercised	-	-	-	-	-
Stock awards vested	-	(42,117)	10.29	-	-
Forfeited	8,200	(3,200)	10.29	(5,000)	10.29
Canceled	-	-	-	-	-
Balance, December 31, 2009	17,331	165,270	$10.29	512,337	$10.29

Other information regarding options outstanding and exercisable as of December 31, 2009, is as follows:

	Options Outstanding			Options Exercisable
Weighted-
Average
		Weighted-	Remaining		Weighted-
		Average	Contractual	Number	Average
	Number	Exercise	Life	of	Exercise
Range of Exercise Prices	of Shares	Price	in Years	Shares	Price
$10.03 - $10.30	512,337	$ 10.29	8.6	102,467	$ 10.29

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

The fair value of the 2008 Plan stock options granted is estimated on the measurement date, which, for the Company, is the date of grant using the Black-Scholes option-pricing model.  The weighted-average assumptions used to determine the fair value of options granted are detailed in the table below:

Risk-free interest rate	3.49%
Dividend yield	2.00%
Expected market price volatility	22.07%
Expected term	6.5 Years

The total intrinsic value of vested stock options at December 31, 2009 was $165.

The fair value of non-vested restricted stock awards for the purposes of recognizing stock-based compensation expense is the market price of the stock award on the measurement date, which, for the Company, is the date of the award.

Stock-based compensation expense totaled $668 in 2009 and $246 in 2008.  Stock-based compensation is recognized ratably over the requisite service period for all awards.  The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was $256 in 2009 and $94 in 2008.  Unrecognized stock-based compensation expense related to stock options totaled $882 at December 31, 2009.  At December 31, 2009, the weighted-average period over which the unrecognized expense related to stock options was expected to be recognized was 3.6 years.  Unrecognized stock-based compensation expense related to non-vested restricted awards was $1,545 at December 31, 2009.  At December 31, 2009, the weighted-average period over which unrecognized expense related to restricted stock awards was expected to be recognized was 3.6 years.

Note 15:	Disclosures About Fair Value of Financial Instruments

ASC Topic 820 “Fair Value Measurements and Disclosures,” establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy is as follows:

•	Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•
Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•
Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value effective for all periods presented. If such quoted market prices are not available, fair value is determined by matrix pricing, and in some cases, fair value is determined by an independent third party.  Valuation adjustments may be made to ensure that financial statements are recorded at fair value.  These adjustments may include amounts to reflect counterparty credit quality as well as unobservable parameters.  Any such valuation adjustments are applied consistently over time.

The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Financial assets and financial liabilities measured at fair value on a recurring basis include the following:

Securities Available for Sale

The fair values of securities available for sale are determined by a matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  Level 2 securities include U. S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions, asset-backed and other securities.  Level 3 securities include preferred term securities that are not traded in an active market with a fair value determined by an independent third party.

Fair Value of Assets Measured on a Recurring Basis

Assets measured at fair value on a recurring basis are summarized below:

December 31, 2009		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available for sale securities	$98,739	--	$98,709	$30

Balance, January 1, 2009	$1,069
Other-than-temporary impairment charges included in non-interest income	(1,091)
Payments and settlements	52
Balance, December 31, 2009	$30

Certain assets may be recorded at fair value on a nonrecurring basis.  These nonrecurring fair value adjustments typically result from the application of lower of cost or market accounting or a write-down occurring during the period.  The following methods and assumptions are used by the Company to estimate the fair values of the Company’s financial assets and liabilities on a nonrecurring basis:

Loans Held For Sale

Loans held for sale are carried at the lower of cost or market value and represent loans that are awaiting delivery to a specific committed buyer.  The fair value of loans held for sale is based on specific prices committed to be paid for each individual loan.  As such, the Company classifies loans held for sale subject to fair value adjustments as Level 2.

Other Assets Held for Sale

Other assets held for sale represents real estate that is not intended for use in operations and recorded at lower of cost or estimated fair value on a nonrecurring basis. Fair value is based upon independent market prices, appraised values or management’s estimation of the value. When the fair value is based on an observable market price or current appraised value, the Company classifies the asset as Level 2.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)
Other Real Estate Owned

Other real estate owned is carried at lower of cost or estimated fair value.  The estimated fair vale of the real estate is determined through current appraisals, or management’s best estimate of the value and adjusted as necessary, by management, to reflect current market conditions.  As such, other real estate owned is generally classified as Level 3.

Assets and liabilities measured at fair value on a non-recurring basis at December 31, 2009 and 2008 are summarized below:

		Fair Value Measurements at December 31, 2009 Using
December 31, 2009		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Other real estate owned	$301	--	--	$301
Loans held for sale	$2,265	--	$2,265	--
Other assets held for sale	$532	--	$532	--

December 31, 2008:
Assets:
Loans held for sale	$866	--	$866	--

The “Fair Value Measurement and Disclosures” topic of the FASB ASC requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The estimated fair value approximates carrying value for cash and cash equivalents, accrued interest and the cash surrender value of life insurance policies. The methodologies for other financial assets and financial liabilities are discussed below:

General

For short-term financial instruments realizable in four months or less, the carrying amount approximates fair value.

Cash and Cash Equivalents and Interest Receivable

The carrying amount approximates fair value, primarily due to their short-term nature.

Federal Home Loan Bank Stock

It is not practicable to determine the fair value of Federal Home Loan Bank stock due to restrictions placed on its transferability.

Available-for-Sale Securities

Fair values equal quoted market prices, if available.  If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or market value and represent loans that are awaiting delivery to a specific committed buyer.  The fair value of loans held for sale is based on specific prices committed to be paid for each individual loan.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics were aggregated for purposes of the calculations.  The carrying amount of accrued interest approximates its fair value.

Deposits

Deposits include non-interest bearing checking accounts and interest bearing deposits, including savings accounts, checking accounts and money market deposits.  The carrying amount for these deposits approximates fair value.  The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Securities Sold Under Agreement to Repurchase

The carrying amount approximates fair value because of the short time between the origination of the agreements and their expected realization.

Interest Payable

The carrying amount approximates fair value because of the short time between the origination of the liability and its expected realization.

Federal Home Loan Bank Advances

Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to Originate Loans, Forward Sale Commitments, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair value of forward sale commitments is estimated based on current market prices for loans of similar terms and credit quality.  The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

The year-end estimated fair values of financial instruments were as follows:
	Year Ended December 31,
	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$11,865	$11,865	$12,243	$12,243
Available-for-sale securities	98,739	98,739	129,076	129,076
Loans held for sale	2,265	2,265	866	866
Loans, net of allowance for loan losses	211,137	211,223	176,412	178,210
FHLB stock	2,988	2,988	2,988	2,988
Interest receivable	1,457	1,457	1,702	1,702
Forward sale commitments	-	-	-	-

Financial liabilities
Deposits	$216,240	$216,564	$186,807	$187,394
Securities sold under agreement to repurchase	6,883	6,883	5,047	5,047
Interest payable	511	511	716	716
FHLB advances	13,000	13,583	38,550	39,349
Other borrowings	35,000	37,187	35,000	38,297

Unrecognized financial instruments
Loan commitments	$-	$-	$-	$-

Note 16:	Commitments and Credit Risk

The Bank grants agribusiness, commercial and residential loans to customers throughout the state of Tennessee.

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments have fixed expiration dates or other termination clauses and may require payment of a fee.  Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2009 and 2008, the Bank had outstanding commitments to originate loans aggregating $6,097 and $3,573, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Mortgage loans in the process of origination represent amounts that the Bank plans to fund within a normal period of 60 to 90 days, and which are intended for sale to investors in the secondary market.  Total mortgage loans in the process of origination amounted to approximately $1,577 and $1,096, and mortgage loans held for sale amounted to $2,265 and $866 at December 31, 2009 and 2008, respectively.

The Bank had recourse commitments on loans sold on the secondary market of approximately $14,935 and $10,222 at December 31, 2009 and 2008, respectively.  Recourse provisions expire within one to six months from the date of transfer.

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)
Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.  Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations.  The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.  Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid.

The Bank had total outstanding standby letters of credit amounting to $215 and $122 December 31, 2009 and 2008, respectively, with terms generally ranging from 90 days to 13 months.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Lines of credit have fixed expiration dates.  Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.  Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2009, the Bank had granted unused lines of credit to borrowers aggregating approximately $33,164 and $11,499 for commercial lines and open-end consumer lines, respectively.  At December 31, 2008, the Bank had granted unused lines of credit to borrowers aggregating approximately $32,003 and $10,411 on commercial lines and open-end consumer lines, respectively.

Note 17:	Parent Company Condensed Financial Statements

First Advantage Bancorp, which was incorporated under the laws of the state of Tennessee on June 11, 2007, acquired all of the outstanding shares of First Federal Savings Bank in connection with the Bank’s conversion to the stock form of organization on November 29, 2007.  The condensed year-end 2009 and 2008 financial statements, pertaining only to First Advantage Bancorp, are as follows:

	December 31,
Balance Sheet	2009	2008

Assets
Cash and cash equivalents	$19,631	$21,303
Investment in subsidiaries	47,136	44,940
ESOP trust loan receivable	3,553	3,735
Due to/from First Federal Savings Bank subsidiary	-	52
Income tax receivable	30	31
Prepaid and other assets	225	200
Total Assets	$70,575	$70,261

Liabilities and Stockholders’ Equity
Other liabilities	$49	$-
Stockholders’ equity	70,526	70,261
Total Liabilities and Stockholder’s Equity	$70,575	$70,261

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Condensed Statement of Loss	December 31, 2009	December 31, 2008

Income
ESOP loan interest	$280	$290
Interest on reverse repurchase agreement	49	1
Total income	329	291

Operating expenses	328	341

Income (loss) before equity in undistributed net loss of subsidiaries	1	(50)

Equity in undistributed net income (loss) of subsidiaries	359	(8,045)
Net income (loss)	$360	$(8,095)

Statement of Cash Flows	December 31, 2009	December 31, 2008

Operating Activities
Net income (loss)	$360	$(8,095)
Items not requiring (providing) cash
Equity in undistributed net (income) loss of subsidiaries	(359)	8,045
Change in other assets	35	(165)
Change in other liabilities	49	-
Net cash provided (used) by operating activities	85	(215)

Investing Activities
Proceeds from repayment of ESOP loan from subsidary	182	117
Net cash provided in investing activities	182	117

Financing Activities
Purchase of treasury stock	(895)
Dividends paid	(1,044)	(226)
Net cash used in financing activities	(1,939)	(226)
Decrease in cash and cash equivalents	(1,672)	(324)
Cash and cash equivalents, beginning of year	21,303	21,627
Cash and cash equivalents, end of year	$19,631	$21,303

First Advantage Bancorp
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
(Dollars in thousands, except per share amounts)

Note 18:	Quarterly Financial Information

The quarterly financial statements presented below reflect all adjustments which are, in the opinion of management, necessary to fairly present results of operations for the interim periods indicated:

Unaudited	Three Months Ended
2009	March 31	June 30	September 30	December 31

Interest and dividend income	$4,290	$4,212	$4,340	$4,390
Interest expense	1,690	1,629	1,559	1,489
Net interest income	2,600	2,583	2,781	2,901
Provision for loan losses	168	159	180	361
Net interest income after provision for loan losses	2,432	2,424	2,601	2,540
Non-interest income	608	777	671	(407)
Non-interest expense	2,805	2,971	2,665	2,710
Income (loss) before provision for income taxes	235	230	607	(577)
Provision (credit) for income taxes	66	89	217	(237)
Net income (loss)	$169	$141	$390	$(340)

	Three Months Ended
2008	March 31	June 30	September 30	December 31

Interest and dividend income	$3,840	$4,381	$4,625	$4,439
Interest expense	1,437	1,599	1,799	1,767
Net interest income	2,403	2,782	2,826	2,672
Provision for loan losses	277	80	193	135
Net interest income after provision for loan losses	2,126	2,702	2,633	2,537
Non-interest income	837	553	(15,618)	432
Non-interest expense	2,552	2,513	2,637	2,443
Income (loss) before provision for income taxes	411	742	(15,622)	526
Provision (credit) for income taxes	(178)	193	(6,090)	227
Net income (loss)	$589	$549	$(9,532)	$299